Exhibit 99.4

CONSENT OF RBC CAPITAL MARKETS, LLC

We hereby consent to the use in the Registration Statement of Kindred Healthcare, Inc. on Form S-4 (the “Registration Statement”) and in the joint proxy statement/prospectus of Kindred and RehabCare Group, Inc., which is part of the Registration Statement, of our opinion dated February 7, 2011 appearing as Annex C to such Registration Statement, and to the description of such opinion and to the references to our name contained therein under the headings “Summary — Opinions of Financial Advisors — Opinions of RehabCare’s Financial Advisors,” “The Merger — Background of the Merger,” “The Merger — RehabCare’s Reasons for the Merger and Recommendation of RehabCare’s Board of Directors,” “The Merger — Opinion of RehabCare’s Financial Advisor — CGMI,” “The Merger — Opinion of RehabCare’s Financial Advisor — RBC,” and “The Merger — Summary of RehabCare Projections.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

RBC CAPITAL MARKETS, LLC

By:	/s/ Marc Daniel
Marc Daniel Managing Director

New York, New York

March 24, 2011